Exhibit 3.1
AMENDED AND RESTATED
BYLAWS
OF
H & R BLOCK, INC.
(As amended through June 11, 2008)
OFFICES
     1. OFFICES. The corporation shall maintain a registered office in the State of Missouri, and shall have a resident agent in charge thereof. The location of the registered office and name of the resident agent shall be designated in the Articles of Incorporation, or by resolution of the board of directors, on file in the appropriate offices of the State of Missouri. The corporation may maintain offices at such other places within or without the State of Missouri as the board of directors shall designate.
SEAL
     2. SEAL. The corporation shall have a corporate seal inscribed with the name of the corporation and the words “Corporate Seal — Missouri”. The form of the seal may be altered at pleasure and shall be used by causing it or a facsimile thereof to be impressed, affixed, reproduced or otherwise used.
SHAREHOLDERS’ MEETINGS
     3. PLACE OF MEETINGS. All meetings of the shareholders shall be held at the principal office of the corporation in Missouri, except such meetings as the board of directors (to the extent permissible by law) expressly determines shall be held elsewhere, in which case such meetings may be held at such other place or places, within or without the State of Missouri, as the board of directors shall have determined.
     4. ANNUAL MEETING. (a) Date And Time. The annual meeting of shareholders shall be held on the first Wednesday in September of each year, if not a legal holiday, and if a legal holiday, then on the first business day following, at 9:00 a.m., or on such other date as the board of directors may specify, when directors shall be elected and such other business transacted as may be properly brought before the meeting.
     (b) Business Conducted. At an annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board, (ii) otherwise properly brought before the meeting by or at the direction of the board, or (iii) otherwise properly brought before the meeting by a shareholder who was a shareholder of record both at the time of giving of notice provided for in this section 4(b) and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice and other requirements of this section 4(b).

     For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice of the business in writing to the secretary of the corporation and such business must be a proper subject for action by the corporation’s shareholders under applicable law.
     To be timely, a shareholder’s notice must be received by the secretary at the principal executive offices of the corporation at least 45 days before the date in the year of the annual meeting corresponding to the date on which the corporation first mailed its proxy statements for the prior year’s annual meeting of shareholders. Such notice shall set forth as to each matter the shareholder proposes to bring before the meeting
(i)	a brief description of the business desired to be brought before the annual meeting;

(ii)	the text of the proposal or business (including any proposed resolutions) and, if such business includes (to the extent, if any, permitted) a proposal to amend the Articles of Incorporation or the Bylaws, the language of the proposed amendment;

(iii)	the reasons for conducting such business at the annual meeting;

(iv)	any material interest of such shareholder (and of the beneficial owner, if any, on whose behalf the proposal is made) in such business; and

(v)	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (A) the name and address of the shareholder and beneficial owner, as they appear on the corporation’s books, (B) the class and number of shares of stock of the corporation that are owned beneficially and of record by such shareholder and beneficial owner, (C) any other information with respect to such matter as would have been required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act then in effect, had proxies been solicited by the board of directors with respect thereto, (D) whether the shareholder or beneficial owner, if any, intends, or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from shareholders in support of such proposal, and (E) a representation that the shareholder (or a qualified representative of the shareholder) intends to appear in person at the meeting to propose such business.
     Only such business shall be conducted at the annual meeting as has been brought before the meeting in accordance with the procedures set forth in this section 4(b). The chairman of an annual meeting shall determine whether any proposal to bring business before the meeting was made in accordance with the provisions of this section 4(b) and is a proper subject for shareholder action pursuant to this section 4(b) and applicable law, and if proposed business is not in compliance with this section 4(b) or not a proper subject for shareholder action, to declare that such defective proposal be disregarded and not transacted. The chairman of the annual meeting shall have sole authority to decide questions of compliance with the foregoing procedures, and his or her ruling shall be final. This provision shall not prevent the consideration and approval or disapproval at the meeting of reports of officers, directors and committees of the Board of Directors; provided that no new business shall be acted upon at the meeting in connection with such reports unless stated, submitted and received as herein provided.

     Notwithstanding anything to the contrary in this section 4(b), (i) if the shareholder (or a qualified representative of the shareholder) does not appear at the meeting of shareholders to propose such business, such business shall not be transacted (notwithstanding that proxies in respect of such vote may have been received by the corporation), and (ii) a shareholder shall also comply with state law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this section 4(b). Nothing in this section 4(b) shall be deemed to affect any rights of shareholders to request inclusion of proposals in, or the corporation’s right to omit proposals from, the corporation’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act or any successor provision. The provisions of this Section 4(b) shall also govern what constitutes timely notice for purposes of Rule 14a4(c) (and any successor provision) under the Exchange Act.
     (c) Say on Pay Resolution. It shall be the practice of the Company to present at the annual meeting of shareholders a resolution calling for an advisory vote on overall executive compensation programs, including the linkage of overall pay to performance.
     5. SPECIAL MEETINGS. Special meetings of the shareholders may be called at any time by the chairman of the board, by the chief executive officer or by the president, or at any time upon the written request of a majority of the board of directors, or upon the written request of the holders of not less than 80% of the stock of the corporation entitled to vote in an election of directors. Each call for a special meeting of the shareholders shall state the time, the day, the place and the purpose or purposes of such meeting and shall be in writing, signed by the persons making the same and delivered to the secretary. No business shall be transacted at a special meeting other than such as is included in the purposes stated in the call.
     6. CONDUCT OF ANNUAL AND SPECIAL MEETINGS. The chairman of the board, or in his absence the chief executive officer or the president, shall preside as the chairman of the meeting at all meetings of the shareholders. The chairman of the meeting shall be vested with the power and authority to (i) maintain control of and conduct an orderly meeting; (ii) exclude any shareholder from the meeting for failing or refusing to comply with any of the procedural standards or rules or conduct or any reasonable request of the chairman; and (iii) appoint inspectors of elections, prescribing their duties, and administer any oath that may be required under Missouri law. The ruling of the presiding officer on any matter shall be final and exclusive. The presiding officer shall establish the order of business and such rules and procedures for conducting the meeting as in his or her sole and complete discretion he or she determines necessary, appropriate or convenient under the circumstances, including (without limitation) (i) an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on participation in such meeting to shareholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the presiding officer shall permit, (iv) restrictions on entry to the meeting after the time fixed for commencement thereof, (v) limitations on the time allotted to questions or comments by participants and (vi) regulation of the voting or balloting as applicable, including (without limitation) matters that are to be voted on by ballot, if any. Unless and to the extent determined by the Board of Directors or the presiding officer, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

     7. NOTICES. Written or printed notice of each meeting of the shareholders, whether annual or special, stating the place, date and time thereof and in case of a special meeting, the purpose or purposes thereof shall be delivered or mailed to each shareholder entitled to vote thereat, not less than ten nor more than seventy days prior to the meeting, unless, as to a particular matter, other or further notice is required by law, in which case such other or further notice shall be given. Any notice of a shareholders’ meeting sent by mail shall be deemed to be delivered when deposited in the United States mail with postage prepaid thereon, addressed to the shareholder at his address as it appears on the books of the corporation.
     8. WAIVER OF NOTICE. Whenever any notice is required to be given under the provisions of these bylaws, the Articles of Incorporation of the corporation, or of any law, a waiver thereof, if not expressly prohibited by law, in writing signed by the person or persons entitled to such notice, shall be deemed the equivalent to the giving of such notice.
     9. QUORUM. Except as otherwise may be provided by law, by the Articles of Incorporation of the corporation or by these bylaws, the holders of a majority of the shares issued and outstanding and entitled to vote thereat, present in person or by proxy, shall be required for and shall constitute a quorum at all meetings of the shareholders for the transaction of business. Every decision of a majority in amount of shares of such quorum shall be valid as a corporate act, except in those specific instances in which a larger vote is required by law or by the Articles of Incorporation. If a quorum be not present at any meeting, the shareholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting to a specified date not longer than 90 days after such adjournment without notice other than announcement at the meeting, until the requisite amount of voting shares shall be present. At such adjourned meeting at which the requisite amount of voting shares shall be represented any business may be transacted which might have been transacted at the meeting as originally notified.
     10. PROXIES. At any meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such shareholder and bearing a date not more than eleven months prior to said meeting unless said instrument provides that it shall be valid for a longer period.
     11. VOTING. Each shareholder shall have one vote for each share of stock having voting power registered in his name on the books of the corporation and except where the transfer books of the corporation shall have been closed or a date shall have been fixed as a record date for the determination of its shareholders entitled to vote, no share of stock shall be voted at any election for directors which shall have been transferred on the books of the corporation within seventy days preceding such election of directors.
     Shareholders shall have no right to vote cumulatively for the election of directors.
     A shareholder holding stock in a fiduciary capacity shall be entitled to vote the shares so held, and a shareholder whose stock is pledged shall be entitled to vote unless, in the transfer by the pledgor on the books of the corporation, he shall have expressly empowered the pledgee to vote thereon, in which case only the pledgee or his proxy may represent said stock and vote thereon.

     12. SHAREHOLDERS’ LISTS. A complete list of the shareholders entitled to vote at every election of directors, arranged in alphabetical order, with the address of and the number of voting shares held by each shareholder, shall be prepared by the officer having charge of the stock books of the corporation and for at least ten days prior to the date of the election shall be open at the place where the election is to beheld, during the usual hours for business, to the examination of any shareholder and shall be produced and kept open at the place of the election during the whole time thereof to the inspection of any shareholder present. The original or duplicate stock ledger shall be the only evidence as to who are shareholders entitled to examine such lists, or the books of the corporation, or to vote in person or by proxy, at such election. Failure to comply with the foregoing shall not affect the validity of any action taken at any such meeting.
     13. RECORDS. The corporation shall maintain such books and records as shall be dictated by good business practice and by law. The books and records of the corporation may be kept at any one or more offices of the corporation within or without the State of Missouri, except that the original or duplicate stock ledger containing the names and addresses of the shareholders, and the number of shares held by them, shall be kept at the registered office of the corporation in Missouri. Every shareholder shall have a right to examine, in person, or by agent or attorney, at any reasonable time, for any reasonable purpose, the bylaws, stock register, books of account, and records of the proceedings of the shareholders and directors, and to make copies of or extracts from them.
DIRECTORS
     14. NUMBER AND POWERS OF THE BOARD. The property and business of this corporation shall be managed by a board of directors, and the number of directors to constitute the board shall be not less than nine nor more than fifteen, the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the whole board of directors, but shall be twelve until and unless so fixed. Directors need not be shareholders. In addition to the powers and authorities by these bylaws expressly conferred upon the board of directors, the board may exercise all such powers of the corporation and do or cause to be done all such lawful acts and things as are not prohibited, or required to be exercised or done by the shareholders only.
     15. INCUMBENCY OF DIRECTORS. (a) Election And Term Of Office. Directors shall be elected at each annual meeting of shareholders to hold office until the next succeeding annual meeting of shareholders or until such director’s successor has been elected and qualified. The term of office of each director shall begin immediately after his or her election and each director shall hold office until the next succeeding annual meeting of shareholders or until such director’s successor has been elected and qualified and subject to prior death, resignation, retirement or removal from office of a director. No decrease in the number of directors constituting the board of directors shall reduce the term of any incumbent director.
     (b) Removal. The entire board of directors of the corporation may be removed at any time but only by the affirmative vote of the holders of 80% or more of the outstanding shares of each class of stock of the corporation entitled to elect one or more directors at a meeting of the shareholders called for such purpose.

     (c) Qualification of Directors. To qualify for election or service as a director of the corporation, each incumbent director shall agree to resign from any portion of his or her current term that extends beyond the certification of election results of the next annual election of directors.
     16. VACANCIES. Any newly created directorship resulting from an increase in the number of directors, and any vacancy occurring on the board of directors through death, resignation, disqualification, disability or any other cause, may be filled by vote of a majority of the surviving or remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected to fill a vacancy shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until the election and qualification of his successor.
     17. MEETINGS OF THE NEWLY ELECTED BOARD OF DIRECTORS — NOTICE. The first meeting of each newly elected board, which shall be deemed the annual meeting of the board, shall be held on the same day as the annual meeting of shareholders, or as soon thereafter as practicable, at such time and place, either within or without the State of Missouri, as shall be designated by the president. No notice of such meeting shall be necessary to the continuing or newly elected directors in order legally to constitute the meeting, provided that a majority of the whole board shall be present; or the members of the board may meet at such place and time as shall be fixed by the consent in writing of all of the directors.
     18. NOTICE. (a) Regular Meetings. Regular meetings of the board of directors may be held without notice at such place or places, within or without the State of Missouri, and at such time or times, as the board of directors may from time to time fix by resolution adopted by the whole board. Any business may be transacted at a regular meeting.
     (b) Special Meetings. Special meetings of the board of directors may be called by the chairman, the chief executive officer, the president or any two directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than 48 hours before the date of the meeting, by telephone or telegram on 24 hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. The place may be within or without the State of Missouri as designated in the notice. The “call” and the “notice” of any such meeting shall be deemed synonymous.
     19. QUORUM. At all meetings of the board of directors a majority of the whole board shall, unless a greater number as to any particular matter is required by statute, by the Articles of Incorporation or by these bylaws, constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors. Less than a quorum may adjourn the meeting successively until a quorum is present, and no notice of adjournment shall be required.
     The foregoing provisions relating to a quorum for the transaction of business shall not be affected by the fact that one or more of the directors have or may have interests in any matter to come before a meeting of the board, which interests are or might be adverse to the interests of this corporation. Any such interested director or directors shall at all times be considered as present for the purpose of determining whether or not a quorum exists, provided such director or directors are in attendance and do not waive the right to vote.
     20. NOMINATIONS FOR ELECTION AS DIRECTORS. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the board of directors may be made at a meeting of shareholders (i) by or at the direction of the board of directors by any nominating committee or person appointed by the board or (ii) by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this section 20. Such nominations, other than those made by or at the direction of the board, shall be made pursuant to timely notice in writing to the secretary.
     To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 45 days before the date in the year of the annual meeting corresponding to the date on which the corporation first mailed its proxy materials for the prior year’s annual meeting of shareholders. Such shareholder’s notice to the secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, such person’s name, age, business address, residence address, and principal occupation or employment, the class and number of shares of capital stock of the corporation that are beneficially owned by such person, and any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice, such shareholder’s name and record address and the class and number of shares of capital stock of the corporation that are beneficially owned by such shareholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein.
     The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.
     21. DIRECTORS’ ACTION WITHOUT MEETING. If all the directors severally or collectively consent in writing to any action to be taken by the directors, such consents shall have the same force and effect as a unanimous vote of the directors at a meeting duly held. The secretary shall file such consents with the minutes of the meetings of the board of directors.
     22. WAIVER. Any notice provided or required to be given to the directors may be waived in writing by any of them, whether before, at, or after the time stated therein. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting except where he attends for the express purpose of objecting to the transaction of any business thereat because the meeting is not lawfully called or convened.
     23. INDEMNIFICATION OF DIRECTORS AND OFFICERS AND CONTRIBUTION. (a) Scope of Indemnification. The corporation shall indemnify any director, and may indemnify any officer, of the corporation who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the corporation), whether civil, criminal, administrative or investigative (including a grand jury proceeding), by reason of the fact that the person is or was (i) a director or officer of the corporation or (ii) serving at the request of the corporation, as a director, officer, employee, agent, partner or trustee (or in any similar position) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent authorized or permitted by the Missouri General and Business Corporation Law and any other applicable law, as the same exists or may hereinafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, or in connection with any appeal thereof; provided, however, that, except as provided in section 23(b) with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the initiation of such action, suit or proceeding (or part thereof) was authorized by the board of directors. Any right to indemnification hereunder shall include the right to payment by the corporation of expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition; provided, however, that any payment of such expenses incurred by a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced unless it should be determined ultimately that such director or officer is entitled to be indemnified under this section or otherwise.
     (b) Payment, Determination and Enforcement. Any indemnification or advancement of expenses required under this section shall be made promptly. If a determination by the corporation that a director is entitled to indemnification is required, and the corporation fails to make such determination within ninety days after final determination of an action, suit or proceeding, the corporation shall be deemed to have approved such request. If with respect to director indemnification the corporation denies indemnification or a written request for advancement of expenses, in whole or in part, or if payment in full pursuant to such determination or request is not made within thirty days, the right to indemnification and advancement of expenses as granted by this section shall be enforceable by the director in any court of competent jurisdiction. Such director’s costs and expenses incurred in connection with successfully establishing the right to indemnification, in whole or in part, in any such action or proceeding shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses pursuant to this section where the required undertaking has been received by the corporation) that the claimant has not met the applicable standard of conduct set forth in Sections 351.355.1 or 351.355.2 of the Missouri General and Business Corporation Law, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including the board of directors, independent legal counsel or the shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the person has met the applicable standard of conduct set forth in the Missouri General and Business Corporation Law, nor the fact that there has been an actual determination by the corporation (including the board of directors, independent legal counsel or the shareholders)

that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     (c) Nonexclusivity, Duration and Indemnification Agreements. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled either under the Articles of Incorporation or any other bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such person. Any repeal or modification of the provisions of this section 23 shall not affect any obligations of the corporation or any rights regarding indemnification and advancement of expenses of a director or officer with respect to any threatened, pending or completed action, suit or proceeding in which the alleged cause of action accrued at any time prior to such repeal or modification. Upon approval of a majority of a quorum of disinterested directors, the corporation may enter into indemnification agreements with officers and directors of the corporation, or extend indemnification to officers, employees or agents of the corporation, upon such terms and conditions as may be deemed appropriate.
     (d) Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust, employment benefit plan or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section, the Missouri General and Business Corporation Law or otherwise.
     (e) Severability. If this section or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director of the corporation as to expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including (without limitation) a grand jury proceeding and an action, suit or proceeding by or in the right of the corporation, to the fullest extent authorized or permitted by any applicable portion of this section that shall not have been invalidated by the Missouri General and Business Corporation Law or by any other applicable law.
     (f) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this section is held by a court of competent jurisdiction to be unavailable in whole or part to a director, the corporation shall contribute to the payment of the indemnitee’s losses that would have been so indemnified in an amount that is just and equitable in the circumstances, taking into account, among other things, contributions by other directors of the corporation pursuant to indemnification agreements or otherwise. In the absence of personal enrichment of indemnitee, or acts of intentional fraud or dishonest or criminal conduct on the part of indemnitee, it would not be just and equitable for indemnitee to contribute to the payment of losses arising out of an action, suit or proceeding in an amount greater than: (i) in a case where indemnitee is a director of the corporation or any of its subsidiaries but not an officer of either, the amount of fees paid to indemnitee for serving as a director during the 12 months preceding the commencement of such action, suit or proceeding, or (ii) in a case where indemnitee is a director of the corporation or any of its subsidiaries and is an officer of either, the amount set forth in clause (i) plus 5 percent of the aggregate cash compensation paid to indemnitee for serving as such officer(s) during the 12 months preceding the commencement of such action, suit or proceeding. The corporation shall contribute to the payment of losses covered hereby to the extent not payable by the indemnitee pursuant to the contribution provisions set forth in the preceding sentence.
     24. INTERESTS OF DIRECTORS. In case the corporation enters into contracts or transacts business with one or more of its directors, or with any firm of which one or more of its directors are members or with any other corporation or association of which one or more of its directors are members, shareholders, directors or officers, such transaction or transactions shall not be invalidated or in any way affected by the fact that such director or directors have or may have interests therein which are or might be adverse to the interests of this corporation; provided that such contract or transaction is entered into in good faith and authorized or ratified on behalf of this corporation by the board of directors or by a person or persons (other than the contracting person) having authority to do so, and if the directors or other person or persons so authorizing or ratifying shall then be aware of the interest of such contracting person. In any case in which any transaction described in this section 24 is under consideration by the board of directors, the board may, upon the affirmative vote of a majority of the whole board, exclude from its presence while its deliberations with respect to such transaction are in progress any director deemed by such majority to have an interest in such transaction.
     25. COMMITTEES. (a) Executive Committee. The board of directors may, by resolution or resolutions passed by a majority of the whole board, designate an executive committee, such committee to consist of two or more directors of the corporation, which committee, to the extent provided in said resolution or resolutions, shall have and may exercise all of the authority of the board of directors in the management of the corporation. The executive committee shall keep regular minutes of its proceedings and the same shall be recorded in the minute book of the corporation. The secretary or an assistant secretary of the corporation may act as secretary for the committee if the committee so requests.
     (b) Audit Committee. The corporation shall maintain an audit committee consisting of at least three directors. No member of the audit committee shall be an employee of the corporation, and each member of the audit committee shall be independent pursuant to standards promulgated by the Securities Exchange Commission and the New York Stock Exchange. The audit committee shall be responsible for assisting the board of directors regarding (i) the integrity of the corporation’s financial statements, (ii) the corporation’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the corporation’s internal audit function and independent auditor. The audit committee shall have sole responsibility for appointing, retaining, discharging or replacing the corporation’s independent auditor and, following completion of the independent auditor’s examination of the corporation’s consolidated financial statements, review with the independent auditor and corporation management, such matters in connection with the audit as deemed necessary and desirable by the audit committee. The audit committee shall have such additional duties, responsibilities, functions and powers as may be delegated to it by the board of directors of the corporation. The audit committee shall be empowered to retain, at the expense of the corporation, independent expert(s) if it deems this to be necessary.
     (c) Other Committees. The board of directors may also, by resolution or resolutions passed by a majority of the whole board, designate other committees, with such persons, powers and duties as it deems appropriate and as are not inconsistent with law.
     26. COMPENSATION OF DIRECTORS AND COMMITTEE MEMBERS. By resolution duly adopted by a majority of the board of directors, directors and members shall be entitled to receive reasonable annual compensation for services rendered to the corporation as such, and a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the board or committee; provided that nothing herein contained shall be construed to preclude any director or committee member from serving the corporation in any other capacity and receiving compensation therefor.
     27. OFFICERS. (a) Elected Officers. The following officers of the corporation shall be chosen or appointed by election by the board of directors, and shall be deemed elected officers: a president or chief executive officer, a secretary, and a treasurer; also, if the board desires, a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, one or more assistant secretaries and one or more assistant treasurers. The chairman of the board, the vice chairman of the board and the chief executive officer shall be deemed executive officers of the corporation, and shall be vested with such powers, duties, and authority as the board of directors may from time to time determine and as may be set forth in these bylaws.
     Any two or more of such offices may be held by the same person, except the offices of chairman of the board and vice chairman of the board, chairman of the board and chief executive officer, chairman of the board and president, president and vice president, and president and secretary. Furthermore, the chairman of the board shall be independent pursuant to standards promulgated by the Securities Exchange Commission and the New York Stock Exchange and shall not have served previously as an executive officer of the Company.
     An elected officer shall be deemed qualified when he enters upon the duties of the office to which he has been elected and furnishes any bond required by the board; but the board may also require of such person his written acceptance and promise faithfully to discharge the duties of such office.
     (b) Election Of Officers. The board of directors at each annual meeting thereof shall elect a president, a secretary and a treasurer, who need not be directors. The board then, or from time to time, may elect a chairman of the board, a vice chairman of the board, a chief executive officer and such vice presidents, assistant secretaries and assistant treasurers as it may deem advisable or necessary.
     (c) Term Of Office. Each elected officer of the corporation shall hold his or her office for the term for which he or she was elected, or until he or she resigns or is removed by the board, whichever first occurs.
     (d) Appointment Of Officers And Agents — Terms of Office. The board from time to time may also appoint such other officers and agents for the corporation as it shall deem necessary or advisable. All appointed officers and agents shall hold their respective positions at the pleasure of the board or for such terms as the board may specify, and they shall exercise such powers and perform such duties as shall be determined from time to time by the board, or by an elected officer empowered by the board to make such determinations.
     28. REMOVAL. Any officer or agent elected or appointed by the board of directors, and any employee, may be removed or discharged by the board whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without a prejudice to the contract rights, if any, of the person so removed.
     29. SALARIES AND COMPENSATION. Salaries and compensation of all elected officers of the corporation shall be fixed, increased or decreased by the board of directors, but this power, except as to the salary or compensation of the chairman of the board, the vice chairman of the board, the chief executive officer and the president, may, unless prohibited by law, be delegated by the board to the chairman of the board, the vice chairman of the board, the chief executive officer, the president or a committee of the board. Salaries and compensation of all other appointed officers, agents, and employees of the corporation may be fixed, increased or decreased by the board of directors, but until action is taken with respect thereto by the board of directors, the same may be fixed, increased or decreased by the chairman of the board, by the chief executive officer, by the president or by such other officer or officers as may be empowered by the board of directors to do so.
     30. DELEGATION OF AUTHORITY TO HIRE, DISCHARGE, ETC. The board from time to time may delegate to the chairman of the board, the vice chairman of the board, the chief executive officer, the president or other officer or executive employee of the corporation, authority to hire, discharge, and fix and modify the duties, salary or other compensation of employees of the corporation under their jurisdiction, and the board may delegate to such officer or executive employee similar authority with respect to obtaining and retaining for the corporation the services of attorneys, accountants (subject to Section 25(b) of these Bylaws) and other experts.
     31. THE CHAIRMAN OF THE BOARD, THE VICE CHAIRMAN OF THE BOARD, THE CHIEF EXECUTIVE OFFICER AND THE PRESIDENT. The chairman of the board or the president shall be elected by the board of directors to be the chief executive officer of the corporation, or the board of directors may elect a chief executive officer who is not the chairman of the board or the president, and the chief executive officer shall have general and active management of the business of the corporation and shall carry into effect all directions and resolutions of the board. The chairman of the board, the vice chairman of the board, the chief executive officer and the president shall be vested with such powers, duties, and authority as the board of directors may from time to time determine and as may be set forth in these bylaws. Except as otherwise provided for in these bylaws, the chairman of the board, or in his absence, the chief executive officer or president, shall preside at all meetings of the shareholders of the corporation and at all meetings of the board of directors.
     The chairman of the board, vice chairman of the board, the chief executive officer or president may execute all bonds, notes, debentures, mortgages, and other contracts requiring a seal, under the seal of the corporation and may cause the seal to be affixed thereto, and all other instruments for and in the name of the corporation, except that if by law such instruments are required to be executed only by the president, he shall execute them.
     The chairman of the board, vice chairman of the board, chief executive officer or president, when authorized so to do by the board, may execute powers of attorney from, for, and in the name of the corporation, to such proper person or persons as he may deem fit, in order that thereby the business of the corporation may be furthered or action taken as may be deemed by him necessary or advisable in furtherance of the interests of the corporation.
     The chairman of the board, vice chairman of the board, chief executive officer or president, except as may be otherwise directed by the board, shall attend meetings of shareholders of other corporations to represent this corporation thereat and to vote or take action with respect to the shares of any such corporation owned by this corporation in such manner as he shall deem to be for the interests of the corporation or as may be directed by the board.
     The chairman of the board, vice chairman of the board, chief executive officer or president shall have such other or further duties and authority as may be prescribed elsewhere in these bylaws or from time to time by the board of directors.
     32. VICE PRESIDENTS. The vice presidents in the order of their seniority shall, in the absence, disability or inability to act of the chairman of the board, the vice chairman of the board, the chief executive officer and the president, perform the duties and exercise the powers of the chairman of the board, the vice chairman of the board, the chief executive officer and the president, and shall perform such other duties as the board of directors shall from time to time prescribe.
     33. THE SECRETARY AND ASSISTANT SECRETARIES. The secretary shall, as requested by the board, attend all sessions of the board and except as otherwise provided for in these bylaws, all meetings of the shareholders, and shall record or cause to be recorded all votes taken and the minutes of all proceedings in a minute book of the corporation to be kept for that purpose. He or she shall perform like duties for the executive and other standing committees when requested by the board or such committee to do so.
     The secretary shall have the principal responsibility to give, or cause to be given, notice of all meetings of the shareholders and of the board of directors, but this shall not lessen the authority of others to give such notice as is authorized elsewhere in these bylaws.
     The secretary shall see that all books, records, lists and information, or duplicates, required to be maintained at the registered or home office of the corporation in Missouri, or elsewhere, are so maintained.
     The secretary shall keep in safe custody the seal of the corporation, and when duly authorized to do so shall affix the same to any instrument requiring it, and when so affixed, he shall attest the same by his signature.
     The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in these bylaws or from time to time by the board of directors, the chairman of the board, chief executive officer or the president, under whose direct supervision he shall be.
     The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.
     The assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the secretary, shall perform the duties and exercise the powers of the secretary, and shall perform such other duties as the board may from time to time prescribe.
     34. THE TREASURER AND ASSISTANT TREASURERS. The treasurer shall have the responsibility for the safekeeping of the funds and securities of the corporation, and shall deposit or cause to be deposited all monies and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.
     The treasurer shall disburse, or permit to be disbursed, the funds of the corporation as may be ordered, or authorized generally, by the board, and shall render to the chief executive officers of the corporation and the directors whenever they may require it, an account of all transactions as treasurer and of those under his or her jurisdiction, and of the financial condition of the corporation.
     The treasurer shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in these bylaws or from time to time by the board of directors.
     The treasurer shall have the general duties, powers and responsibility of a treasurer of a corporation.
     The assistant treasurers in the order of their seniority shall, in the absence, disability or inability to act of the treasurer, perform the duties and exercise the powers of the treasurer, and shall perform such other duties as the board of directors shall from time to time prescribe.
     35. DUTIES OF OFFICERS MAY BE DELEGATED. If any officer of the corporation be absent or unable to act, or for any other reason that the board may deem sufficient, the board may delegate, for the time being, some or all of the functions, duties, powers and responsibilities of any officer to any other officer, or to any other agent or employee of the corporation or other responsible person, provided a majority of the whole board concurs therein.
SHARES OF STOCK
     36. CERTIFICATES OF STOCK. The certificates for shares of stock of the corporation shall be numbered, shall be in such form as may be prescribed by the board of directors in conformity with law, and shall be entered into the stock books of the corporation as they are issued, and such entries shall show the name and address of the person, firm, partnership, corporation or association to whom each certificate is issued.

Each certificate shall have printed, typed or written thereon the name of the person, firm, partnership, corporation or association to whom it is issued, and number of shares represented thereby and shall be signed by the president or a vice president, and the treasurer or an assistant treasurer or the secretary or an assistant secretary of the corporation, and sealed with the seal of the corporation, which seal may be facsimile, engraved or printed. If the corporation has a registrar, a transfer agent, or a transfer clerk who actually signs such certificates, the signatures of any of the other officers above mentioned may be facsimile, engraved or printed. In case any such officer who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer before such certificate is issued, such certificate may nevertheless be issued by the corporation with the same effect as if such officer were an officer at the date of its issue.
     37. TRANSFERS OF SHARES — TRANSFER AGENT — REGISTRAR. Transfers of shares of stock shall be made on the books of the corporation only by the person named in the stock certificate or by his attorney lawfully constituted in writing, and upon surrender of the certificate therefor. The stock record books and other transfer records shall be in the possession of the secretary or of a transfer agent or clerk of the corporation. The corporation may from time to time appoint a transfer agent and if desired a registrar, under such arrangements and upon such terms and conditions as the corporation deems advisable; but until and unless the corporation appoints some other person, firm, or corporation as its transfer agent (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the secretary shall be the transfer agent or clerk of the corporation, without the necessity of any formal action of the board of directors and the secretary shall perform all of the duties thereof.
     38. LOST CERTIFICATE. In the case of the loss or destruction of any outstanding certificate for shares of stock of the corporation, the corporation may issue a duplicate certificate (plainly marked “duplicate”), in its place, provided the registered owner thereof or his legal representatives furnish due proof of loss thereof by affidavit, and (if required by the board of directors, in its discretion) furnish a bond in such amount and form and with such surety as may be prescribed by the board. In addition, the board of directors may make any other requirements which it deems advisable.
     39. CLOSING OF TRANSFER BOOKS. The board of directors shall have power to close the stock transfer books of the corporation for a period not exceeding seventy days preceding the date of any meeting of the shareholders, or the date for payment of any dividend, or the date for the allotment of rights, or any effective date or change or conversion or exchange of capital stock; provided, however, that in lieu of closing the stock transfer books as aforesaid, the board of directors may fix in advance a date, not exceeding seventy days preceding the effective date of any of the above enumerated transactions, as a record date; and in either case such shareholders and only such shareholders as shall be shareholders of record on the date of closing the transfer books, or on the record date so fixed, shall be entitled to receive notice of any such transaction or to participate in any such transactions notwithstanding any transfer of any share on the books of the corporation after the date of closing the transfer books or such record date so fixed.
GENERAL

     40. DIVIDENDS. Dividends upon the shares of stock of the corporation, subject to any applicable provisions of the Articles of Incorporation and of any applicable laws or statutes may be declared by the board of directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of its stock and to the extent and in the manner provided by law out of any available earned surplus or earnings of the corporation. Liquidating dividends or dividends representing a distribution of paid-in surplus or a return of capital shall be made only when and in the manner permitted by law.
     41. CREATION OF RESERVES. Before the payment of any dividends, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the board of directors from time to time, in their absolute discretion, think proper as a reserve fund or funds, to meet contingencies, or for equalizing dividends, or for repairing, or maintaining any property of the corporation, or for such other purposes as the board of directors shall think conducive to the interests of the corporation, and the board of directors may abolish any such reserve in the manner in which it was created.
     42. FIXING OF CAPITAL, TRANSFERS OF SURPLUS. Except as may be specifically otherwise provided in the Articles of Incorporation, the board of directors is expressly empowered to exercise all authority conferred upon it or the corporation by any law or statute, and in conformity therewith, relative to:
(i)	The determination of what part of the consideration received for shares of the corporation shall be capital;

(ii)	Increasing or reducing capital;

(iii)	Transferring surplus to capital or capital to surplus;

(iv)	Allocating capital to shares of a particular class of stock;

(v)	The consideration to be received by the corporation for its shares; and

(vi)	All similar or related matters;
provided that any concurrent action or consent by or of the corporation and its shareholders required to be taken or given pursuant to law, shall be duly taken or given in connection therewith.
     43. CHECKS, NOTES AND MORTGAGES. All checks, drafts, or other instruments for the payment, disbursement, or transfer of monies or funds of the corporation may be signed in its behalf by the treasurer of the corporation, unless otherwise provided by the board of directors. All notes of the corporation and any mortgages or other forms of security given to secure the payment of the same may be signed by the president who may cause to be affixed the corporate seal attested by the secretary or assistant secretary. The board of directors by resolution adopted by a majority of the whole board from time to time may authorize any officer or officers or other responsible person or persons to execute any of the foregoing instruments for and in behalf of the corporation.
     44. FISCAL YEAR. The board of directors may fix and from time to time change the fiscal year of the corporation. In the absence of action by the board of directors, the fiscal year shall end each year on the same date which the officers of the corporation elect for the close of its first fiscal period.
     45. TRANSACTIONS WITH RELATED PERSONS. The affirmative vote of not less than 80% of the outstanding shares of the corporation entitled to vote in an election of directors shall be required for the approval or authorization of any business transaction with a related person as set forth in the Articles of Incorporation in the manner provided therein.
     46. DIRECTOR’S DUTIES; CONSIDERATION OF TENDER OFFERS. The board of directors shall have broad discretion and authority in considering and evaluating tender offers for the stock of this corporation. Directors shall not be liable for breach of their fiduciary duty to the shareholders merely because the board votes to accept an offer that is not the highest price per share, provided, that the directors act in good faith in considering collateral nonprice factors and the impact on constituencies other than the shareholders (i.e., effect on employees, corporate existence, corporate creditors, the community, etc.) and do not act in willful disregard of their duties to the shareholders or with a purpose, direct or indirect, to perpetuate themselves in office as directors of the corporation.
     47. AMENDMENT OF BYLAWS. (a) By Directors. The board of directors may make, alter, amend, change, add to or repeal these bylaws, or any provision thereof, at any time.
     (b) By Shareholders. These bylaws may be amended, modified, altered, or repealed by the shareholders, in whole or in part, only at the annual meeting of shareholders or at the special meeting of shareholders called for such purpose, only upon the affirmative vote of the holders of not less than 80% of the outstanding shares of stock of this corporation entitled to vote generally in the election of directors, provided that an affirmative vote of a majority of the votes entitled to be cast shall be sufficient to approve any such amendment, modification, alteration or repeal that has been adopted by a vote of 80% of the members of the board of directors.